Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 26, 2014 with respect to the statement of revenues and direct operating expenses of certain oil property located in Creek County, Oklahoma acquired by Mid-Con Energy Partners, LP, included in the Current Report of Mid-Con Energy Partners, LP on Form 8-K/A dated September 26, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Mid-Con Energy Partners, LP on Form S-3 (File No. 333-187012) and Form S-8 (File No. 333-179161).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

September 26, 2014